Exhibit 15.6

RE:    United States Securities and Exchange Commission

Dear Sirs/Mesdames:
I hereby consents to (a) SRK Consulting (Canada) Inc. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F") as having independently reviewed the figures of mineral reserve estimates for Ukraine open pit (ArcelorMittal Kryvyi Rih Open Pit) prepared by KAI with support from ArcelorMittal's local team and proposing improvement actions to be implemented in 2020 and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of SRK Consulting (Canada) Inc.

/s/ Anoush Ebrahimi

Date 24th February 2020